                Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the use of our report dated October 17, 2005 on the financial statements of the Monteagle Funds and to all references to our firm included in or made a part of this Post-Effective Amendment No. 52 to the Unified Series Trust Registration Statement on Form N-1A (file No. 811-21237 and 333-100654.), including the reference to our firm under the heading “Financial Highlights” in the Prospectus and the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen McCurdy, Ltd.

Westlake, Ohio

December 29, 2005